Exhibit 4.7

VOTING AGREEMENT

THIS VOTING AGREEMENT (the “Agreement”) is made and entered into as of November 26, 2004 by and among :

(1)	INCSIGHT LIMITED, a British Virgin Islands corporation, whose registered office is situate at Commonwealth Trust Limited, Drake Chambers, Tortola, British Virgin Islands (“Incsight”); and

(2)	BOSMA LIMITED, a British Virgin Islands corporation (“Bosma”), whose registered office is situate at Pasea Estate, Road Town, Tortola, British Virgin Islands.

(Incsight and Bosma are individually referred to herein as “Party” and are collectively referred to herein as the “Parties”.)

RECITALS

Incsight and Bosma are shareholders of The9 Limited, a Cayman Islands company (the “Company”). The Company is in the process of preparing an initial public offering of its ordinary shares in the form of American Depositary Shares in the United States (the “IPO”). The shareholders of the Company have entered into a Shareholders Agreement dated April 3, 2000 (the “Shareholders Agreement”), which will cease to have effect upon consummation of the IPO (such consummation being the “IPO Closing”) pursuant to the terms thereof. Incsight and Bosma as the major shareholders of the Company, desire to enter into this Agreement with respect to the election of the members of the board of directors of the Company (the “Board”).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual promises contained herein, the Parties agree as follows:

1. Voting Agreement

1.1 Size of the Board. Each of Incsight and Bosma agrees to vote all of its shares of voting securities in the Company, whether now owned or hereafter acquired or which it may be empowered to vote (together the “Shares”), from time to time and at all times, in whatever manner shall be necessary to ensure that the size of the Board shall be set and remain at five (5) directors unless as stipulated in Section 1.2(v) and (vi) below.

1.2 Board Composition. Each of Incsight and Bosma agrees to vote all its Shares, from time to time and at all times, in whatever manner shall be necessary to ensure that at each meeting of the Company’s shareholders at which an election of directors of the Company is held or pursuant to any written consent in lieu of a meeting of the shareholders, the following persons shall be elected to the Board:

(i) At each election of directors in which the shareholders are entitled to elect directors of the Company, (A) one individual designated by Incsight so long as Incsight holds not less than 5% of the issued shares of the Company (as adjusted for any share splits, share dividends, recapitalizations or the like and on an as-converted basis for all preferred shares, warrants, rights, options, bonds and other securities convertible into ordinary shares of the Company), which individual shall initially be Jun ZHU, and (B) one individual designated by Bosma so long as Bosma holds not less than 5% of the issued shares of the Company (as adjusted for any share splits, share dividends, recapitalizations or the like and on an as-converted-to-common share basis for all preferred share, warrants, rights, options, bonds and other securities convertible into ordinary shares of the Company), which individual shall initially be Stephen Cheuk Kin LAW;

(ii) Two (2) individuals not otherwise affiliated with the Company or with Incsight, Bosma or other shareholders of the Company who are acceptable to both Incsight and Bosma;

(iii) One (1)more individual who is mutually acceptable to Incsight and Bosma, for a term commencing on the date of the IPO Closing and expiring on July 31, 2005 (or such earlier date by which the Company is required under applicable law or the Nasdaq corporate governance rules to appoint additional independent director(s)), which individual shall initially be Jie QIN, so long as Mr. QIN beneficially owns shares of the Company;

(iv) Upon expiration of the term of office of director of the Company pursuant to paragraph (iii) above, one (1) more individual not otherwise affiliated with the Company or with any Incsight, Bosma or other shareholders of the Company who are acceptable to both Incsight and Bosma;

(v) At each election of directors in which the shareholders are entitled to elect directors of the Company in addition to those pursuant to paragraphs (i) to (iv) above, (A) one (1) or two (2) individuals designated by Incsight so long as Incsight holds not less than 20% of the issued shares of the Company (as adjusted for any share splits, share dividends, recapitalizations or the like and on an as-converted basis for all preferred shares, warrants, rights, options, bonds and other securities convertible into ordinary shares of the Company), and (B) same number of individuals as designated by Incsight under (A) designated by Bosma so long as Bosma holds not less than 20% of the issued shares of the Company (as adjusted for any share splits, share dividends, recapitalizations or the like and on an as-converted-to-common share basis for all preferred share, warrants, rights, options, bonds and other securities convertible into ordinary shares of the Company); and

(vi) If in consequence of the director appointments under paragraph (v) and/or (vi) above, the Company is required under applicable law or the Nasdaq corporate governance rules to appoint additional independent director(s), such additional number of individuals not otherwise affiliated with the Company or with Incsight, Bosma or other shareholders of the Company who are acceptable to both Incsight and Bosma.

For purposes of this Agreement, a person or entity (collectively, a “Person”) shall be deemed affiliated with another Person which, directly or indirectly, controls, is controlled by or is under common control with such Person, including, without limitation, any partner, officer, director, member or employee of such Person and any venture capital fund now or hereafter existing which is controlled by or under common control with one or more general partners or shares the same management company with such Person.

1.3 Chairman of the Board. Each of Incsight and Bosma agrees to vote all its Shares, from time to time and at all times, in whatever manner as shall be necessary to ensure that at each meeting of the directors at which an election of the Chairman of the Board is held or pursuant to any written consent in lieu of a meeting of the directors, that Jun ZHU, so long as he is a director of the Company elected pursuant to Section 1.2(i) of this Agreement,shall if nominated by Incsight be elected as the Chairman of the Board for the first year immediately after the IPO Closing and shall also be elected as Chairman of the Board for the second year and/or the third year after the IPO Closing on and subject to the following conditions: (i) Jun ZHU will be elected as the Chairman of the Board for the second year if and so long as Incsight holds not less than 15% of the issued shares of the Company (as adjusted for any share splits, share dividends, recapitalizations or the like and on an as-converted-to-common share basis for all preferred share, warrants, rights, options, bonds and other securities convertible into ordinary shares of the Company); and (ii) Jun ZHU will be elected as the Chairman of the Board for the third year if Incsight is, and so long as Incsight remains to be, one of the major shareholders holding the largest percentage of the issued shares of the Company (as adjusted for any share splits, share dividends, recapitalizations or the like and on an as-converted basis for all preferred shares, warrants, rights, options, bonds and other securities convertible into ordinary shares of the Company).

1.4 Vice Chairman of the Board. Each of Incsight and Bosma agrees to vote all its Shares, from time to time and at all times, in whatever manner as shall be necessary to ensure that if Jun ZHU for whatever reason fails or shall not be able to properly and timely perform his duties and obligations as the Chairman of the Board, the director of the Company designated by Bosma pursuant to Section 1.2(i) of this Agreement shall, if nominated by Bosma, be elected as the Vice Chairman of the Board to assume the function of Jun ZHU as the Chairman of the Board and exercise the power and authority of the Chairman of the Board and for this purpose, a meeting of the directors for the election of the Vice Chairman of the Board shall be promptly held or a written consent in lieu of a meeting of the directors for such election shall be promptly procured, provided that when Jun ZHU shall resume, and so long as he continues to properly and timely perform, his duties and obligations of the Chairman of the Board, his power and authority as Chairman of the Board shall forthwith be reinstated.

1.5 Removal of Board Members. Each of Incsight and Bosma also agrees to vote all its Shares from time to time and at all times in whatever manner as shall be necessary to ensure that (i) no director elected pursuant to Section 1.2 or Section 1.4 of this Agreement may be removed from office, other than for cause, unless (A) such removal is directed or approved by the affirmative vote of Incsight and Bosma or (B) the person(s) or entity(ies) originally entitled to designate or approve such removal pursuant to Section 1.2 or Section 1.4 as the case may be is no longer so entitled to designate or approve the removal of such director; and (ii) any vacancies created by the resignation, removal or death of a director elected pursuant to Section 1.2 and Section 1.4 shall be filled pursuant to the provisions of Section 1.2 and Section 1.4 respectively. Both Incsight and Bosma agree to execute any written consents required to effectuate the obligations of this Agreement.

2. Term. This Agreement shall become effective forthwith upon termination of the Shareholders Agreement and shall continue in full force and effect until Incsight and Bosma mutually agree in writing to terminate this Agreement.

3. Specific Enforcement. Each Party acknowledges and agrees that Incsight and Bosma will be irreparably damaged in the event any of the provisions of this Agreement are not performed by the Parties in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that Incsight and Bosma shall be entitled to an injunction to prevent breaches of this Agreement and to specific enforcement of this Agreement and its terms and provisions in any action instituted in any court of the United States or any state having subject matter jurisdiction, in addition to any other remedy to which they may be entitled at law or in equity.

4. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, USA.

5. Miscellaneous.

5.1 Transfers, Successors and Assigns.

(i) The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(ii) Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties or their respective executors, administrators, heirs, successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

5.2 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.3 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

5.4 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the Party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective Parties at their address as set forth in Schedule A hereto, or to such email address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 5.4. If notice is given to the Company, a copy shall also be sent to the other Party.

5.5 Amendment. This Agreement may be amended or modified and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by both Incsight and Bosma. Any amendment or waiver so effected shall be binding upon the Company and each of Incsight and Bosma and all of their respective successors and permitted assigns whether or not such party or assignee entered into or approved such amendment or waiver. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

5.6 Severability. The invalidity of unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

5.7 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

5.8 Entire Agreement. This Agreement (including the Schedule hereto) constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly superceded by this Agreement.

5.9 Share Splits, Share Dividends, etc. In the event of any issuance of the Company’s voting securities hereafter to any of Incsight and Bosma (including, without limitation, in connection with any share split, share dividend, recapitalization, reorganization, or the like), such voting securities (and all Shares to be issued upon conversion thereof) shall become subject to this Agreement.

5.10 Manner of Voting; Grant of Proxy. The voting of Shares pursuant to this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by applicable law.

5.11 Costs of Enforcement. If any Party to this Agreement seeks to enforce its rights under this Agreement by legal proceedings, the non-prevailing Party shall pay all costs and expenses incurred by the prevailing Party, including, without limitation, all reasonable attorneys’ fees.

5.12 Effectiveness. This Agreement shall be effective from the date of the IPO Closing.

(Signature page to follow)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INCSIGHT LIMITED:

By:	/s/ Zhu Jun
Name:	Zhu Jun
Title:	CEO

BOSMA LIMITED:

By:	/s/ George K. Chang
Name:	George K. Chang
Title:	Vice Chairman

[Signature Page to Voting Agreement]

SCHEDULE A

PARTIES’ ADDRESSES

Name	Address and facsimile no. for notice, correspondence and communication
Incsight Limited	c/o Jun Zhu, 30/F CITIC Square, No. 1168, Nan Jing Road (W), Shanghai, P.R. China

Bosma Limited	c/o 22nd Floor, Hang Lung Centre, 2-20 Paterson Street, Causeway Bay, Hong Kong